UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 17, 2005

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 17, 2005, the Board of Directors (the “Board”) of the registrant approved the following fees for non-management Board members attending special meetings of the Board and the committees of the Board:

Attendance at special Board meetings:

$1,500 per meeting attended in person

$1,000 per meeting attended telephonically

Attendance at special committee meetings:

$1,000 per meeting attended in person

$1,000 per meeting attended telephonically

Non-management Board members are not paid any fees for attendance at Board or committee meetings.

On March 17, 2005, the Compensation Committee of the Board approved a bonus program pursuant to which the registrant’s executive officers, senior employees and other employees would be eligible to be paid incentive compensation for 2005. Employees below the director level would be eligible to participate in an available bonus pool equal to 5% of the aggregate salaries for all such employees to be allocated among such employees at the discretion of the officers of the registrant.

For executive officers, vice presidents and director-level employees, the bonus program provides for an incentive cash compensation target equal to a percentage of each such participant’s base salary as follows:

Title	Target Percentage of Base Salary
Chief Executive Officer and Executive Vice President, Sales and Marketing	50%
Chief Financial Officer, Chief Scientific Officer and Chief Medical Officer	35%
Vice Presidents	25%
Director-level employees	15%

Under the bonus program, after the completion of the 2005 fiscal year, each such participant will be eligible for a bonus that will be equal to an amount from 0 to 150% of the applicable target amount based on the level of achievement of specific criteria. These criteria include the achievement of total revenue and maximum cash burn targets and MassARRAY system sales and product launch milestones, completion of specified compliance objectives, and other criteria the disclosure of which would reveal confidential business information and plans of the registrant.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

	By:	/s/ Stephen L. Zaniboni
Date: March 23, 2005		Stephen L. Zaniboni
Acting Chief Executive Officer
and Chief Financial Officer

3.